Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: John Robison
(309) 693-5846
John_Robison@rlicorp.com www.rlicorp.com

RLI sets first quarter earnings record

PEORIA, ILLINOIS, April 18, 2007 — RLI Corp. (NYSE: RLI) — RLI Corp. reported first quarter 2007 net earnings of $32.5 million ($1.32 per share), compared to $25.7 million ($0.97 per share) from the same period last year.

Earnings Per Diluted Share	2007	2006
Net earnings	$1.32	$0.97
Operating earnings	$1.20	$0.86

Highlights for the quarter included:

•                  $29.5 million ($1.20 per share) operating earnings

•                  $25.3 million net operating cash flow

•                  $12.3 million ($0.32 per share) favorable development in prior years’ casualty loss reserves, net of bonus and profit sharing-related expenses

•                  81.4 combined ratio

•                  13.7% investment income growth

•                  2.7% growth in book value per share, to $32.00 per share

•                  $100 million share repurchase program completed, at an average cost of $51.08 per share

“We are proud of these results in a challenging environment,” said RLI Corp. President & CEO Jonathan E. Michael. “While portions of the marketplace have softened, we continue to find advantageous opportunities. Our underwriters have displayed the discipline we expect of them and delivered strong first quarter results.”

First quarter underwriting results

RLI achieved $25.6 million of underwriting income in the first quarter of 2007 on an 81.4 combined ratio, compared to $15.9 million of underwriting income on an 87.5 combined ratio in the first quarter of 2006. The following results incorporate the favorable loss development noted above and favorable loss development from prior years’ casualty loss reserves of $2.3 million ($0.06 per share) from the same period last year.

Gross Premiums	First Quarter			First Quarter
Written (in millions)	2007	2006	Combined Ratio	2007	2006
Casualty	$111.4	$115.2	Casualty	78.8	89.8
Property	42.1	42.9	Property	88.6	80.2
Surety	17.8	17.1	Surety	80.3	86.5
Total	$171.3	$175.2	Total	81.4	87.5

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Other income

First quarter investment income grew 13.7% to $19.0 million due to continued strong operating cash flows. The investment portfolio’s total return for the quarter was 1.6%, with the bond and equity portfolios’ returns both 1.6%.

During the quarter, equity in earnings of unconsolidated investees was $1.3 million, all related to Maui Jim, Inc. The first quarter of 2006 reflected $2.7 million in income, which included $1.9 million related to Maui Jim, Inc. and $0.8 million from Taylor Bean & Whitaker. In the fourth quarter of 2006, RLI sold its equity interest in Taylor Bean & Whitaker. Comprehensive earnings, which include after-tax unrealized gains/losses from the investment portfolio, were $33.1 million for the quarter ($1.34 per share) compared to $22.1 million ($0.84 per share) over the same period in 2006.

Other RLI news

In the first quarter of 2006, RLI announced a stock repurchase program for up to $100 million of RLI common stock. During the first quarter of 2007, we repurchased 333,494 shares at an average cost of $56.77 per share. This completed the buyback program at an average per share cost of $51.08.

The company paid a quarterly cash dividend of $0.20 per share on April 13, 2007, the same amount as in the prior quarter. This payment brings RLI’s cumulative return to shareholders to more than $137 million over 123 consecutive quarterly dividends. Over the last five years, the company’s quarterly dividend has grown by an average of 20.1%, and by an average of 13.6% over the last 10 years. Mergent’s Dividend Achievers currently ranks RLI 83rd among 11,000 public companies for having the longest record of consecutive dividend increases. The company has increased dividends for 32 straight years.

At 10 a.m. CDT today, April 18, 2007, RLI management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion through the Internet at RLI’s website, www.rlicorp.com.

Operating earnings and earnings per share (EPS) from operations and other per share items are non-GAAP financial measures, and we believe that investors’ understanding of RLI’s core operating performance is enhanced by our disclosure of these financial measures. Operating earnings and EPS from operations consist of our net earnings reduced by net realized investment gains and taxes related to net realized gains. Our definitions of these items may not be comparable to the definitions used by other companies. Net earnings and net earnings per share are the GAAP financial measures that are most directly comparable to operating earnings and EPS from operations. All earnings per share data are calculated using fully diluted shares. Combined ratio refers to a GAAP combined ratio.

Except for historical information, this news release may include forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) including, without limitation, statements reflecting our current expectations about the future performance of our company or our business segments or about future market conditions. These statements are subject to certain risk factors that could cause actual results to differ materially. Various risk factors that could affect future results are listed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K Annual Report for the year ended December 31, 2006.

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 25 office locations. The company’s talented associates have delivered underwriting profits in 26 of the last 30 years, including the last 11. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Treasurer John Robison at (309) 693-5846 or at john_robison@rlicorp.com or visit our website at www.rlicorp.com.

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RLI CORP.
2007 FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006	% Change
SUMMARIZED INCOME STATEMENT DATA:
Net premiums earned	$137,977	$127,387	8.3%
Net investment income	18,990	16,708	13.7%
Net realized investment gains	4,625	4,442	4.1%
Consolidated revenue	161,592	148,537	8.8%

Loss and settlement expenses	63,060	66,677	-5.4%
Policy acquisition costs	39,764	35,599	11.7%
Other insurance expenses	9,556	9,201	3.9%
Interest expense on debt	1,510	1,682	-10.2%
General corporate expenses	1,877	1,855	1.2%
Total expenses	115,767	115,014	0.7%

Equity in earnings of
unconsolidated investees	1,313	2,740	-52.1%

Earnings before income taxes	47,138	36,263	30.0%
Income tax expense	14,621	10,607	37.8%
Net Earnings	$32,517	$25,656	26.7%
Other comprehensive earnings (loss), net of tax	600	(3,595)	116.7%
Comprehensive earnings	$33,117	$22,061	50.1%

Operating Earnings:(1)
Net Earnings	$32,517	$25,656	26.7%
Less: Realized investment gains, net of tax	3,006	2,887	4.1%
Operating earnings	$29,511	$22,769	29.6%

Return on Equity:
Net earnings (trailing four quarters)	19.9%	15.3%
Comprehensive earnings (trailing four quarters)	23.7%	13.5%

Per Share Data

Diluted:
Weighted average shares outstanding (in 000's)	24,702	26,400

EPS from operations (1)	$1.20	$0.86	39.5%
Realized gains, net of tax	0.12	0.11	9.1%
Net earnings per share	$1.32	$0.97	36.1%

Comprehensive earnings per share	$1.34	$0.84	59.5%

Cash dividends per share	$0.20	$0.17	17.6%

Net Cash Flow from Operations	$25,310	$21,709	16.6%

(1)            See discussion on page 2.

RLI CORP.
2007 FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	December 31,
	2007	2006	% Change
SUMMARIZED BALANCE SHEET DATA:
Fixed income and short-term investments	$1,463,086	$1,460,046	0.2%
(amortized cost - $1,468,087 at 3/31/07)
(amortized cost - $1,465,660 at12/31/06)
Equity securities	374,668	368,195	1.8%
(cost - $209,621 at 3/31/07)
(cost - $201,443 at 12/31/06)
Total investments	1,837,754	1,828,241	0.5%

Premiums and reinsurance balances receivable	104,737	126,021	-16.9%
Ceded unearned premiums	87,494	97,596	-10.4%
Reinsurance recoverable on unpaid losses	527,700	525,671	0.4%
Deferred acquisition costs	71,206	73,817	-3.5%
Property and equipment	20,068	20,590	-2.5%
Investment in unconsolidated investees	32,022	36,667	-12.7%
Goodwill	26,214	26,214	0.0%
Other assets	43,941	36,479	20.5%
Total assets	$2,751,136	$2,771,296	-0.7%

Unpaid losses and settlement expenses	1,333,523	1,318,777	1.1%
Unearned premiums	359,232	387,811	-7.4%
Reinsurance balances payable	74,365	85,046	-12.6%
Long-term debt - bonds payable	100,000	100,000	0.0%
Income taxes - deferred	27,179	27,069	0.4%
Other liabilities	90,062	96,073	-6.3%
Total liabilities	1,984,361	2,014,776	-1.5%
Shareholders' equity	766,775	756,520	1.4%
Total liabilities & shareholders' equity	$2,751,136	$2,771,296	-0.7%

OTHER DATA

Common shares outstanding (in 000's)	23,961	24,273

Book Value per share	$32.00	$31.17	2.7%
Closing stock price per share	$54.93	$56.42	-2.6%

Statutory Surplus	$779,563	$746,905	4.4%

RLI CORP.
2007 FINANCIAL HIGHLIGHTS
UNDERWRITING SEGMENT DATA
(Unaudited)
(Dollars in thousands, except per share amounts)

Three Months Ended March 31,
		GAAP		GAAP		GAAP		GAAP
	Casualty	Ratios	Property	Ratios	Surety	Ratios	Total	Ratios
2007

Gross premiums written	$111,357		$42,152		$17,807		$171,316
Net premiums written	79,694		23,140		16,666		119,500
Net premiums earned	88,015		34,609		15,353		137,977
Net loss & settlement expenses	42,782	48.6%	17,550	50.7%	2,728	17.8%	63,060	45.7%
Net operating expenses	26,616	30.2%	13,110	37.9%	9,594	62.5%	49,320	35.7%
Underwriting income	$18,617	78.8%	$3,949	88.6%	$3,031	80.3%	$25,597	81.4%

2006
Gross premiums written	$115,156		$42,892		$17,105		$175,153
Net premiums written	80,504		24,703		15,961		121,168
Net premiums earned	87,266		25,622		14,499		127,387
Net loss & settlement expenses	53,691	61.5%	9,674	37.8%	3,312	22.8%	66,677	52.3%
Net operating expenses	24,689	28.3%	10,870	42.4%	9,241	63.7%	44,800	35.2%
Underwriting income	$8,886	89.8%	$5,078	80.2%	$1,946	86.5%	$15,910	87.5%